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                                  EXHIBIT 3.1
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         DSC COMMUNICATIONS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of DSC COMMUNICATIONS CORPORATION (the "Company"), resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that it is advisable and in the best interest of the Company that subsection (a) of Article FOURTH of the Company's Restated Certificate of Incorporation be further amended to read as follows:

         "FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue shall be as set forth in subsection (a) below.

         (a) The total number of shares of Common stock which the corporation shall have the authority to issue shall be two hundred and fifty million (250,000,000) shares of the par value of $.01 each."

         SECOND: That thereafter, pursuant to resolution of its board of directors, the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said DSC COMMUNICATIONS CORPORATION has caused this Certificate to be signed by William R. Tempest, its Vice President, Secretary and General Counsel, and attested by John T. Roberts, its Assistant Secretary, this 27th day of April, 1994.
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                                        DSC COMMUNICATIONS CORPORATION


[Corporate Seal]                        By: /s/ William R. Tempest
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                                            William R. Tempest

ATTEST:


/s/ John T. Roberts
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John T. Roberts,
Assistant Secretary